Exhibit 99.1

Analyst Contact:

Media Contact:

Jonathan Peisner

Julie Vincent

(317) 249-4390

(317) 249-4233

jpeisner@adesa.com	jvincent@adesa.com

ADESA Acquires Used Vehicle Auction Near Washington, D.C.

Expands Geographic Footprint and Dealer Base

Carmel, IN, May 3, 2005 — ADESA, Inc. (NYSE: KAR), North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing, announced today that it has entered the Washington, D.C. auction market via the acquisition of ABC Washington Dulles, LLC located in Sterling, Virginia.  The acquisition of the ABC Washington Dulles auction expands ADESA’s nationwide footprint and dealer base.

The 87-acre leased facility near the Washington Dulles International Airport will be renamed ADESA Washington D.C.  The state-of-the-art auction facility commenced operations in 2001 and offers six fully automated auction lanes and full service reconditioning facilities including body, detail and mechanical shops.  ADESA’s wholly owned floorplan finance subsidiary, AFC, will maintain its current on-site loan production office at the facility.  The auction currently employs more than 250 people.  Terms and conditions of the deal have not been disclosed.

“This acquisition of ABC Washington Dulles creates an immediate and significant presence for ADESA in a new and economically vibrant major metropolitan market,” said ADESA Chairman, President and Chief Executive Officer David Gartzke.  “Strategically, the location is also in close proximity to a very large concentration of dealers, which should allow us to better serve their needs while simultaneously providing another key redistribution point for our institutional customers.”

About ADESA, Inc.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The Company’s operations span North America with 53 ADESA used vehicle auction sites, 30 Impact salvage vehicle auction sites and 83 AFC loan production offices. For further information on ADESA, Inc., visit the Company’s Web site at http://www.adesainc.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements, including statements regarding anticipated financial results and acquisition benefits are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements.  The statements are based on assumptions about important factors including: expansion or retention of ABC Washington Dulles customer base; integration of ABC Washington Dulles operations and systems; general business conditions; market trends; competition; weather; vehicle production; trends in new and used vehicle sales; business development activities, including acquisitions; economic conditions, including exchange rate and interest rate fluctuations; litigation developments; and the other risk factors described in the Company’s Annual Report on Form 10-K, and other risks described from time to time in the Company’s filings with the Securities and Exchange Commission.  Many of these risk factors are outside of the Company’s control, and as such, they involve risks which are not currently known to the Company that could cause actual results to differ materially from forecasted results.  The forward-looking statements in this document are made as of the date hereof and the Company does not undertake to update its forward-looking statements.